Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND

GENERAL RELEASE

THIS CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into on the 7th day of September, 2007, to be effective as of August 31, 2007 (the “Effective Date”), by and between REMINGTON ARMS COMPANY, INC., a Delaware corporation (the “Company”), and PAUL CAHAN (the “Employee”).

R E C I T A L S:

The Company is engaged in the business of designing, manufacturing, marketing, and selling (i) sporting goods products for the global hunting and shooting sports marketplace under the Remington® brand name, and (ii) products with law enforcement, military, and government applications. The Employee is experienced in, and knowledgeable concerning, all aspects of the business of the Company. The Employee has heretofore been employed by the Company as the President of Ammunition Operations pursuant to the terms of that certain 2007 Executive Employment Agreement dated as of May 31, 2007 (the “Employment Agreement”).

The Employee has decided to resign from employment with the Company on August 31, 2007. The Company and the Employee mutually desire to resolve any and all issues with respect to the resignation of the Employee. The Company is willing to extend and the Employee is willing to accept the terms and conditions set forth in this Agreement. The Company and the Employee desire to settle fully, finally, and on a confidential basis all matters between them and related to the Employee’s employment with the Company, and the Employee’s termination of employment.

NOW THEREFORE, in consideration of the mutual covenants and obligations herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company hereby agree as follows:

Section 1.          Resignation. The Employee shall resign as an active employee of the Company effective as of the close of business of the Company on August 31, 2007 (the “Resignation Date”).

Section 2.        Special Severance Payments. During the six-month period beginning September 1, 2007 and ending February 28, 2008 (the “Severance Pay Period”), the Employee shall be entitled to receive a special severance benefit equal to $186,867 (the “Severance Benefit”), which Severance Benefit shall be paid to the Employee (or, in the event of his death before the end of the Severance Pay Period, to his surviving spouse or, if he shall leave no surviving spouse, then to his estate) in six (6) equal monthly installments of $31,144.50 in accordance with the Company’s normal payroll cycle during the Severance Pay Period. The Employee agrees and acknowledges that the Severance Benefit to be paid to him pursuant to this Section 2 is in addition to anything of value to which he is already entitled. The Severance Benefit is intended to constitute the exclusive payments in the nature of severance or termination compensation that shall be due the Employee upon his resignation.

Section 3.        Incentive Compensation Payments. The Employee is a participant in the Company’s Annual Incentive Compensation Plan and the 2006 Long Term Incentive Plan (collectively, the “Incentive Plans”). In full settlement of all obligations and liabilities of the Company to the Employee under the Incentive Plans, the Company shall pay to the Employee an amount equal to $197,667 (the “Incentive Amount”), which Incentive Amount shall be paid to the Employee during the six month period beginning September 1, 2007 and ending February 28, 2008 (the “Incentive Pay Period”) (or, in the event of his death before the end of the Incentive Pay Period, to his surviving spouse, or if he shall leave no surviving spouse, then to his estate) in six (6) equal monthly installments of $32,944.50 in accordance with the Company’s normal payroll cycle during the Incentive Pay Period.

Section 4.         Retiree Medical; Other Welfare Benefit Programs; Accrued Vacation. The Employee will be entitled to elect retiree medical coverage under the Company’s applicable retiree medical program in accordance with its terms, as they may be amended from time to time. Except as provided in the preceding sentence, or as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, the Employee will cease to participate in all employee welfare benefit arrangements maintained by the Company (including, but not limited to, the Company’s medical, dental, life insurance, disability insurance, and “AD&D” insurance arrangements) as of his Resignation Date. Within ten (10) days of his Resignation Date, the Employee shall be paid in a lump sum the dollar amount of his accrued or earned vacation pay then due him.

The Employee and his dependents have been offered and have the right to elect continued group medical coverage under the provisions of COBRA. For purposes of this Agreement, the date of the Employee’s qualifying event, as defined in Section 4980B(f)(3) of the Internal Revenue Code of 1986 (as amended) and Section 603 of the Employee Retirement Income Security Act of 1974 (as amended), shall be August 31, 2007. If the Employee elects COBRA coverage, the Employee shall be responsible for the cost of such coverage.

Section 5.	Deferred Compensation Arrangements.
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The Employee is a participant in the Special Supplemental Retirement Plan for Paul Cahan (the “Plan”). A copy of the Plan is attached to this Agreement as Exhibit A. The Employee shall be entitled to receive the benefits provided under the Plan in accordance with the terms and conditions of the Plan. The Employee acknowledges that the Plan will be amended in certain respects on or before December 31, 2007 to satisfy the requirements of Section 409A (as defined in Section 13).

5.2	The Employee shall be entitled to any benefits paid or payable under the tax qualified retirement plan (or plans) and non-qualified retirement plan (or plans) sponsored by the Company.

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Section 6.         Continuation of Certain Employment Agreement Provisions. The Employee covenants and agrees that the provisions of Sections 8 through 15 of his Employment Agreement shall remain in full force and effect on and after the Effective Date and shall survive the termination of his employment. A copy of Sections 8 through 15 of the Employment Agreement is attached as Exhibit B to this Agreement.

Section 7.	Release

7.1 General Release. Except as otherwise provided in Section 7.1, in consideration for the benefits provided pursuant to this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee, for himself and on behalf of his heirs, representatives, administrators, executors, successors and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its present and former subsidiaries, affiliates, predecessors, successors, and assigns, together with all present and former agents, shareholders, directors, officers, employees, owners, representatives, and attorneys of all such entities or persons and all persons acting by, through, under or in concert with any of them (hereinafter collectively referred to as the “Released Parties”) from any and all charges, complaints, claims, lawsuits, liabilities, obligations, or actions of any nature whatsoever, in law, equity or otherwise, known or unknown (hereinafter “Claim” or “Claims”), which the Employee now has, has had, or may hereafter claim to have had against each or any of the Released Parties for losses, expenses, or damages of any kind (whether arising in tort, contract, or by statute) resulting from or arising out of his employment with the Company and/or the termination of that employment. The Employee understands that by signing this Agreement he is waiving any right to pursue any Claim against any of the Released Parties in any state or federal court or before any state or federal agency for compensatory damages, punitive damages, or any other losses, or other damages to the Employee or his property resulting from any claimed violation of state or federal law, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Equal Pay Act, the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, the Family and Medical Leave Act of 1993, and claims under any other federal, state, and local statutory or common laws or claims in the nature of a breach of contract, claims for wrongful discharge, emotional distress, defamation, fraud or breach of the covenant of good faith and fair dealing and wage or benefit claims (other than the payments to which the Employee is entitled under this Agreement). The Employee further covenants and agrees never to institute, directly or indirectly, or to participate in (unless otherwise required by law) any action or proceeding of any kind against any one or more of the Released Parties based on or related to his employment relationship with the Company, including, but not limited to, an action asserting that the Company discriminated against him on the basis of age or sex or an action asserting breach of contract, it being understood that there is no intent herein to interfere with the Equal Employment Opportunity Commission’s right to enforce Title VII, the ADA, or the ADEA.

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7.2 Exceptions. Notwithstanding the provisions of Section 7.1, the Employee intends to and does expressly except from the releases provided for in Section 7.1 all rights and obligations with respect to the following matters, and intends to and does expressly reserve the right to make Claims and demands upon the Company with respect to the following matters:

(i)	Claims for breach of the terms of this Agreement;
(ii)	Claims for any worker’s compensation benefits;
(iii)	Claims for unemployment compensation benefits;

(iv)         Claims for indemnification under the Company’s bylaws or other corporate governance documents; and

(v)          Claims for benefits payable to the Employee under the terms and provisions of any retirement plans (including tax qualified and non-tax qualified), welfare benefit plans or other employee plans or programs of the Company in which the Employee was a participant as of August 31, 2007.

Section 8.        Employee Representations. By signing this Agreement, the Employee acknowledges and agrees that:

(a) The Employee has received good and valuable consideration in exchange for entering into this Agreement to which he was not otherwise entitled.

(b) This Agreement and all its terms and provisions are strictly confidential and the Employee will not disclose the terms of this Agreement to anyone, except that he may disclose the terms of this Agreement to his family, attorney, accountant and to the extent required by a valid court order or by law.

(c) The Employee acknowledges that he has twenty-one (21) days from the date this Agreement is presented to him to consider and sign this Agreement, although he may accept this Agreement at any time during such 21-day period. The Employee acknowledges that he has seven (7) days following the date that he signs this Agreement to revoke this Agreement by notifying the Company in writing of his decision to revoke. The Employee shall not be entitled to any benefits under this Agreement until the seven (7) day revocation period has expired.

(d) The Employee has not, as of the date of execution of this Agreement, filed with any agency or court any complaint or lawsuit against any of the Released Parties (as defined in Section 7.1).

Section 9.          Opportunity To Seek Counsel. The Employee acknowledges that he has carefully read and reviewed this Agreement and has been advised in writing to seek the advice of an attorney, or other counsel, and he has had an opportunity to consult with and receive counsel from an attorney concerning the terms of this Agreement. The Employee acknowledges that he has carefully read the entire Agreement, that a copy of

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this Agreement was made available to him prior to execution, that he knows and understands the provisions of this Agreement and is satisfied with the provisions of this Agreement, and that he has signed this Agreement as his own free act and deed.

Section 10.       Entire Agreement. Subject to the limitations of this Section 10, the Employee agrees that this Agreement constitutes the entire agreement concerning his employment with and termination from employment with the Company and all other matters specifically contained herein. Notwithstanding the foregoing, except with respect to the terms, covenants and conditions contained in Sections 8 through 15 of the Employment Agreement, those provisions of the Employment Agreement that are not specifically addressed in this Agreement (e.g., payment of base salary, duties and responsibilities, etc.) shall continue to apply in accordance with the terms of the Employment Agreement through the Resignation Date, at which time such provisions shall become null and void. The Employee acknowledges and agrees that he shall continue to be bound by the terms, covenants and conditions contained within Sections 8 through 15 of the Employment Agreement through his Resignation Date and thereafter in accordance with the terms, covenants and conditions of Sections 8 through 15 of the Employment Agreement. The Employee further agrees that should he violate the terms of these terms, conditions and covenants, he will immediately forfeit his right to receive the payments specified in Sections 2 and 3 of this Agreement, and the Company shall have no further obligation to make any unpaid payments pursuant to Sections 2 and 3 of this Agreement.  Except as otherwise provided in this Section 10, this Agreement supersedes and replaces all other prior negotiations and agreements, proposed or otherwise, whether written or oral, concerning the specific matters addressed herein.

Section 11.   Deductions and Withholding; No Representations Regarding Tax Consequences. The Employee agrees that the Company shall withhold from any payment of Severance Benefits and Incentive Payments, all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect. For the purposes of this Agreement, all such deductions and withholdings shall be deemed to have been paid to and received by the Employee. The Company makes no representations or warranties to the Employee with respect to the tax consequences (including, but not limited to, income tax consequences) related to the payments contemplated by this Agreement, and the Employee is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Employee acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Employee.

Section 12.        Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused if sent by hand during regular business hours, (ii) three (3) business days after being sent by United States Postal Service, registered or certified mail, postage prepaid, return receipt requested, or (iii) when recorded as delivered by reputable overnight express mail service that provides tracing and proof of receipt or refusal at the address or addresses set forth below or such other addresses as the parties may designate in a notice given in accordance with this Section.

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If to the Company:

Remington Arms Company, Inc.

870 Remington Drive

Post Office box 700

Madison, NC 27025-0700

Attention: Mark Little

If to the Employee:

Paul Cahan
3740 Fringetree Lane
Melbourne, Florida 32940

Section 13.      Special Rule for Income Tax Compliance. To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all guidance or regulations thereunder (“Section 409A”). The parties hereby agree that this Agreement shall at all times be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for the Company to achieve compliance with Section 409A. By execution and delivery of this Agreement, the Employee irrevocably waives any objections he may have to the amendments required by Section 409A. In the event amendments are required to be made to this Agreement to comply with Section 409A, the Company shall use its best efforts to provide the Employee with substantially the same payments he would have been entitled to pursuant to this Agreement had Section 409A not applied, but in a manner that is compliant with Section 409A. The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith negotiations of the parties. The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Section 409A be accelerated in violation of Section 409A. Nothing in this Agreement shall require payment in 2007 of any payment that was required to be paid after 2007 under the Employment Agreement; in addition, nothing in this Agreement shall postpone beyond 2007 any payment that was required to be paid in 2007 pursuant to the Employment Agreement.

Section 14.      Waiver. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by the Company or the Employee of the breach of any covenant of this Agreement shall (i) be effective unless in writing and signed by the waiving party, or (ii) be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

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Section 15.        Governing Law: Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflicts of law principles thereof) applicable to contracts made and to be performed therein and in any action or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Delaware shall be applicable and shall govern to the exclusion of the law of any other forum. Any action to enforce any of the provisions of this Agreement shall be brought exclusively in a court of the State of Delaware or in a Federal court located within the State of Delaware, and by execution and delivery of this Agreement, the Employee and the Company irrevocably consent to the exclusive jurisdiction of those courts and the Employee hereby submits to personal jurisdiction in the State of Delaware. The Employee and the Company irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto. The Employee and the Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement.

Section 16.       Assignability. The obligations of the Employee hereunder may not be delegated and the Employee may not, without the Company’s written consent, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Employee agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company.

Section 17.       Severability. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder.

Section 18.       Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and assigns.

Section 19.        Amendment. This Agreement may be amended only by a written instrument executed by the Company and the Employee.

Section 20.       Headings. All headings herein are inserted for convenience and ease of reference purposes only and are not to be considered in the construction or interpretation of this Agreement.

Section 21.       Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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Section 22.        No Duty to Mitigate. The Employee shall have no obligation to take any action to mitigate or offset any amounts payable by the Company pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of the Employee’s termination of employment or otherwise.

Section 23.       Source of Payments; No Trust. The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Employee. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Employee nor his spouse or estate shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Employee or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

Section 24.      Employee Acknowledgment. The Employee (i) has had a reasonable amount of time in which to review and consider this Agreement prior to signature, (ii) has in fact read the terms of this Agreement, (iii) has the full legal capacity to enter into this Agreement and has had the opportunity to consult with legal counsel before signing this Agreement, (iv) fully and completely understands the meaning, intent, and legal effect of this Agreement, and (v) has knowingly and voluntarily executed this Agreement.

Section 25.        Recitals. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

PLEASE READ CAREFULLY

THIS AGREEMENT INCLUDES A RELEASE OF

ALL KNOWN AND UNKNOWN CLAIMS

REMINGTON ARMS COMPANY, INC.

By:___/s/ Mark A. Little_______________

Name:__Mark A. Little	______________

Title:__Chief Administrative Officer _____

EMPLOYEE

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__/s/ Paul Cahan______________________

Paul Cahan

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EXHIBIT A

TO

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

Copy of Special Supplemental Retirement Plan

for Paul Cahan

EXHIBIT B

TO

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

Copy of Sections 8 through 15 of the 2007 Executive Employment Agreement for Paul Cahan dated May 31, 2007